                                                                    EXHIBIT 11.1

                         FLOUR CITY INTERNATIONAL, INC.

                               EARNINGS PER SHARE


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                                                                              THREE MONTHS ENDED
                                       YEAR ENDED OCTOBER 31,                     JANUARY 31,
                             ------------------------------------------   ---------------------------
                                 1995           1996           1997           1997           1998
                             ------------   ------------   ------------   ------------   ------------
Net income (000)...........  $        938   $      1,411   $      5,273   $        351   $        809
                             ============   ============   ============   ============   ============
Average shares outstanding
Basic:
  Historical FCAM
     Pacific...............           100            100            100            100            100
  Effect of FCI merger.....     8,999,900      8,999,900      8,999,900      8,999,900      8,999,900
  International Forest
     Share Exchange........    16,182,000     16,182,000     16,182,000     16,182,000     16,182,000
  Effect of shares issued
     to International
     Forest shareholders
     (Public Merger).......     2,536,000      2,536,000      2,536,000      2,536,000      2,536,000
  Repurchase of shares.....            --             --             --             --       (625,000)
                             ------------   ------------   ------------   ------------   ------------
                               27,718,000     27,718,000     27,718,000     27,718,000     27,093,000
Reverse stock split of 1
  for 7....................   (23,758,286)   (23,758,286)   (23,758,286)   (23,758,286)   (23,222,571)
                             ------------   ------------   ------------   ------------   ------------
Basic shares outstanding...     3,959,714      3,959,714      3,959,714      3,959,714      3,870,429
                             ------------   ------------   ------------   ------------   ------------
Employee stock grants......       142,857        142,857        142,857        142,857        142,857
Effect of International
  Forest share exchange on
  employee stock grants....       256,857        256,857        256,857        256,857        256,857
                             ------------   ------------   ------------   ------------   ------------
Diluted shares
  outstanding..............     4,359,428      4,359,428      4,359,428      4,359,428      4,270,143
                             ============   ============   ============   ============   ============
Earnings per
  share -- basic...........  $       0.24   $       0.36   $       1.33   $       0.09   $       0.21
                             ============   ============   ============   ============   ============
Earnings per
  share -- diluted.........  $       0.22   $       0.32   $       1.21   $       0.08   $       0.19
                             ============   ============   ============   ============   ============
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